Oppenheimer Growth Fund
Period Ending 08-31-07
Exhibit 77D2




                             OPPENHEIMER GROWTH FUND
                      Supplement dated July 10, 2007 to the
           Statement of Additional Information dated November 24, 2006

This supplement amends the Statement of Additional Information of Oppenheimer Growth Fund (the "Fund"), dated November 24, 2006, and replaces the supplement dated June 18, 2007.

The following is added to the Statement of Additional Information:

     The Board of Trustees of the Fund has determined that it is in the best interest of the Fund's shareholders that the Fund reorganize with and into Oppenheimer Capital Appreciation Fund ("Capital Appreciation Fund"). The Board unanimously approved an Agreement and Plan of Reorganization to be entered into between the Fund and Capital Appreciation Fund, whereby Capital Appreciation Fund will acquire all of the assets of the Fund in exchange for newly-issued shares of Capital Appreciation Fund (the "Reorganization"). If the Reorganization takes place, Fund shareholders will receive the same Class of shares of Capital Appreciation Fund, with the same 12b-1 fees and sales charges (including contingent deferred sales charges), as the shares of the Fund they held immediately prior to the Reorganization. Following the Reorganization, the Fund will liquidate, dissolve and terminate its registration as an investment company under the Investment Company Act of 1940, as amended.

     The Reorganization is conditioned upon, among other things, approval by the Fund's shareholders. If all of the required approvals are obtained, it is anticipated that the Reorganization will occur in November 2007. Shareholders on the record date, currently anticipated to be July 25th, will be entitled to vote on the Reorganization and will receive a combined proxy statement and prospectus in September 2007 describing the Reorganization and the shareholder meeting. The anticipated date for the shareholder meeting is on or about November 2, 2007.





July 10, 2007                                                     PX0270.016